Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Fourth Quarter 2015 Results

SAN JUAN, Puerto Rico, February 18, 2016 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced consolidated revenues of $773.9 million and pro forma net income of $11.2 million, or $0.45 per diluted share for the quarter ended December 31, 2015. For the full year, consolidated revenues amounted to $2.9 billion and pro forma net income was $38.2 million, or $1.48 per diluted share.

Quarterly Consolidated Highlights

●
Consolidated operating revenues were $768.3 million, a 35.9% increase from last year, reflecting the change in the Medicaid contract from an administrative services only (ASO) agreement to an at-risk model;

●	Consolidated operating income was $16.2 million;
●	Consolidated loss ratio was 81. 8%;
●	Medical loss ratio (MLR) was 84.3%;
●	Net income was $14.2 million, or $0.57 per diluted share.

Roberto García-Rodríguez, President and Chief Executive Officer of Triple-S Management, said, “The results of our Managed Care operation improved significantly in the fourth quarter, reflecting seasonal strength and sustained progress with the strategic transformation initiatives we launched last year, aimed at creating organizational agility and functional excellence. Our primary operational focus was to enhance the performance of our Medicare segment and we are pleased with the outcome to date. Having consolidated leadership within our Managed Care segment, we expect to generate additional synergies in 2016. On the Commercial front, we have maintained our underwriting discipline in what remains a stressed market. Medicaid is profitable and tracking our expectations.

“Our strategic transformation is ongoing and we are proud of the strides we have made so far. Our goal is to complete our organization redesign initiatives and increasingly focus on clinical strategies and avenues of growth as the year progresses. In doing so, we will carefully choose investments aimed at providing sustainable long-term growth in our core and adjacent markets.”

Triple-S Management Corporation

García-Rodríguez concluded, “We expect to realize further operating improvements and gain better visibility of Puerto Rico’s fiscal and economic situation throughout the year, and plan to resume providing guidance by 2017. I am genuinely excited about leading Triple-S into the future. My executive team and I recognize that we will face both challenges and opportunities as we continue this journey. We are confident that together we can steadily improve financial results over the next several years.”

Selected Consolidated Quarterly Details

●
Pro-forma net income was $11.2 million, or $0.45 per diluted share, increasing 300% year over year, primarily reflecting improved profitability of our Managed Care segment resulting from higher premium revenues and a lower MLR.

●
Consolidated premiums earned were $749.8 million, up 43.6% from last year. The increase was principally due to the additional Managed Care premiums generated due to a change in the Medicaid contract from an ASO to an at-risk model, which was effective April 1, 2015.

●	Administrative service fees fell 83.7% year over year, to $4.9 million, reflecting the change mentioned above.
●
The consolidated loss ratio of 81.8% was down 170 basis points from a year ago.  The decline reflects a lower Managed Care MLR and a 290-basis-point decrease in the Property and Casualty Insurance segment’s loss ratio, offset by a 390-basis-point increase in the loss ratio of the Life Insurance segment.

●	The consolidated operating expense ratio of 18.4% was 460 basis points lower than last year, largely due to the increase in consolidated premiums earned.
●
Consolidated operating income rose more than eightfold year over year, to $16.2 million, primarily reflecting higher premiums and a lower MLR in the Managed Care segment.  This increase resulted in a 170 basis-point expansion of the consolidated operating margin.

●	Triple-S Management repurchased 346,292 shares during the quarter. As of December 31, 2015, the Company has approximately $21.4 million remaining under the buyback program authorized in mid-November.

Selected Managed Care Segment Quarterly Details

●	Managed Care premiums earned were $691.4 million, up $228.0 million, or 49.2%, year over year, largely reflecting an increase in fully-insured membership.
o
Total Medicaid premiums were $201.9 million and member month enrollment was 1,273,000. With the new at-risk contract, we elected to participate in only two service regions, compared with the eight regions we served under the government of Puerto Rico’s previous ASO model.

o	Medicare premiums of $279.6 million grew 12.3% year over year, resulting from a 5.3% enrollment increase, partially offset by lower average premium rates.
o	Commercial premiums were down 2.0% from a year ago, to $210.5 million, reflecting an 8.3% decline in fully-insured enrollment, offset in part by higher average premium rates.
●
Administrative service fees were down 80.1% year over year, to $6.2 million, reflecting the change in the Medicaid contract from an ASO to an at-risk model. Self-insured Commercial membership decreased 6.4% year over year.

●
Managed Care MLR of 84.3% was down 320 basis points from a year ago. The lower MLR largely reflects a 1060-basis-point and 80-basis-point decrease in the Medicare and Commercial MLRs, respectively, somewhat mitigated by the impact of the new Medicaid at-risk contract, which has a higher loss ratio.

Triple-S Management Corporation

Consolidated Year-End Recap

For the year ended December 31, 2015, consolidated operating revenues increased 25.1%, to $2.9 billion, primarily reflecting the additional Managed Care premiums generated under the new at-risk Medicaid contract that became effective April 1, 2015. Total Medicaid premiums during this period were $607.2 million. Consolidated claims incurred were $2.3 billion, up 32.7% over last year, reflecting the higher fully-insured Managed Care enrollment associated with the new Medicaid contract. The consolidated loss ratio was up 120 basis points, to 83.3%, and the MLR rose 30 basis points, to 86.2%. This increase was mostly driven by the boost in Managed Care volume associated with the change in the Medicaid contract from an ASO agreement to an at-risk model, which has a higher MLR than the Commercial and Medicare businesses. Consolidated operating expenses for the year ended December 31, 2015 were $518.7 million and the operating expense ratio was 18.3%. Pro-forma net income for the year was $38.2 million, or $1.48 per diluted share, based on weighted average shares outstanding of 25.8 million, compared with $42.4 million, or $1.56 per diluted share, based on weighted average shares outstanding of 27.2 million at the same time last year.

Conference Call and Webcast

Management will host a conference call and webcast on February 18, 2016 at 9:00 a.m., Eastern Time to discuss its financial results for the three months and year ended December 31, 2015. To participate, callers within the U.S. and Canada should dial 1-855-327-6837, and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Triple-S Management Corporation

Non-GAAP Financial Measures

This earnings release presents information about the Company’s pro-forma net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of pro-forma net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

Triple-S Management Corporation

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statement of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(Dollar amounts in thousands)

	Unaudited December 31, 2015	December 31, 2014
Assets

Investments	$1,341,546	$1,323,859
Cash and cash equivalents	197,818	110,037
Premium and other receivables, net	282,646	315,622
Deferred policy acquisition costs and value of business acquired	190,648	184,100
Property and equipment, net	73,953	78,343
Other assets	126,578	133,775

Total assets	$2,213,189	$2,145,736

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$1,067,537	$935,613
Accounts payable and accrued liabilities	260,478	277,630
Long-term borrowings	36,827	74,467

Total liabilities	1,364,842	1,287,710

Stockholders’ equity:
Common stock	24,999	27,032
Other stockholders’ equity	824,018	831,526

Total Triple-S Management Corporation stockholders’ equity	849,017	858,558

Non-controlling interest in consolidated subsidiary	(670)	(532)

Total stockholders’ equity	848,347	858,026

Total liabilities and stockholders’ equity	$2,213,189	$2,145,736

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	Unaudited 2015	Unaudited 2014	Unaudited 2015	2014
Revenues:
Premiums earned, net	$749,771	522,213	$2,783,154	2,128,566
Administrative service fees	4,870	29,793	44,705	119,302
Net investment income	12,640	12,226	45,174	47,540
Other operating revenues	1,063	949	3,719	4,232

Total operating revenues	768,344	565,181	2,876,752	2,299,640

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(723)	(708)	(5,212)	(1,170)
Net realized gains, excluding other-than-temporary impairment losses on securities	4,405	11,777	24,153	19,401

Total net realized investment gains on sale of securities	3,682	11,069	18,941	18,231

Other income, net	1,912	1,055	7,043	2,243

Total revenues	773,938	577,305	2,902,736	2,320,114

Benefits and expenses:
Claims incurred	613,478	435,994	2,318,715	1,747,595
Operating expenses	138,635	127,202	518,721	497,194

Total operating costs	752,113	563,196	2,837,436	2,244,789

Interest expense	1,934	2,300	8,169	9,274

Total benefits and expenses	754,047	565,496	2,845,605	2,254,063

Income before taxes	19,891	11,809	57,131	66,051

Total income taxes	5,730	(14,460	5,099	745

Net income	14,161	26,269	52,032	65,306

Less: Net loss attributable to the non-controlling interest	4	237	89	354

Net income attributable to Triple-S Management Corporation	$14,165	$26,506	$52,121	$65,660

Earnings per share attributable to Triple-S Management Corporation:
Basic net income per share	$0.57	$0.98	$2.03	$2.42
Diluted earnings per share	$0.57	$0.97	$2.02	$2.41

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	For the Year Ended December 31,
	Unaudited 2015	2014

Net cash provided by operating activities	$233,521	$37,991

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	356,045	235,282
Fixed maturities matured/called	66,615	31,329
Equity securities sold	100,152	113,942
Securities held to maturity - fixed maturities matured/called	640	4,127
Other investments	-	8,925
Acquisition of investments:
Securities available for sale:
Fixed maturities	(469,198)	(288,507)
Equity securities	(92,844)	(69,101)
Securities held to maturity - fixed maturities	(624)	(935)
Other investments	(3,236)	(483)
Net outflows from policy loans	(641)	(555)
Net capital expenditures	(9,094)	(4,783)

Net cash (used in) provided by investing activities	(52,185)	29,241

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(1,786)	(4,858)
Repayments of long-term borrowings	(37,640)	(14,835)
Repurchase and retirement of common stock	(48,287)	(11,337)
Proceeds from policyholder deposits	6,916	9,551
Surrenders of policyholder deposits	(12,758)	(10,072)

Net cash used in financing activities	(93,555)	(31,551)

Net increase in cash and cash equivalents	87,781	35,681

Cash and cash equivalents, beginning of period	110,037	74,356

Cash and cash equivalents, end of period	$197,818	$110,037

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended December 31,				Year ended December 31,
(dollar amounts in millions)	2015	2014	Percentage Change		2015	2014	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$209.9	$214.3	(2.1%)		$844.6	$882.4	(4.3%)
Medicare	279.6	249.1	12.2%		1,097.7	1,013.7	8.3%
Medicaid	201.9	-	100%		607.2	-	100%
Total Managed Care	691.4	463.4	49.2%		2,549.5	1,896.1	34.5%
Life Insurance	38.3	36.8	4.1%		148.1	142.5	3.9%
Property and Casualty	20.7	22.6	(8.4%)		87.6	92.1	(4.9%)
Other	(0.6)	(0.6)	0.0%		(2.0)	(2.1)	4.8%
Consolidated premiums earned, net	$749.8	$522.2	43.6%		$2,783.2	$2,128.6	30.8%
Operating revenues: [1]
Managed Care	$700.9	$498.2	40.7%		$2,610.6	$2,034.8	28.3%
Life Insurance	45.0	42.9	4.9%		172.6	166.2	3.9%
Property and Casualty	23.2	24.9	(6.8%)		96.3	100.7	(4.4%)
Other	(0.8)	(0.8)	0.0%		(2.7)	(2.0)	(35.0%)
Consolidated operating revenues	$768.3	$565.2	35.9%		$2,876.8	$2,299.7	25.1%
Operating income: [2]
Managed Care	$14.2	$(1.5)	1046.7%		$20.5	$31.4	(34.7%)
Life Insurance	5.6	6.5	(13.8%)		20.0	22.6	(11.5%)
Property and Casualty	1.7	2.5	(32.0%)		8.3	10.0	(17.0%)
Other	(5.3)	(5.5)	3.6%		(9.5)	(9.2)	(3.3%)
Consolidated operating income	$16.2	$2.0	710.0%		$39.3	$54.8	(28.3%)
Operating margin: [3]
Managed Care	2.0%	(0.3%)	230	bp	0.8%	1.5%	-70	bp
Life Insurance	12.4%	15.2%	-280	bp	11.6%	13.6%	-200	bp
Property and Casualty	7.3%	10.0%	-270	bp	8.6%	9.9%	-130	bp
Consolidated	2.1%	0.4%	170	bp	1.4%	2.4%	-100	bp
Depreciation and amortization expense	$4.3	$8.4	(48.8%)		$16.4	$24.4	(32.8%)

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs.  Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Managed Care Additional Data	Three months ended December 31,		Year ended December 31,
(Unaudited)	2015	2014	2015	2014
Member months enrollment:
Commercial:
Fully-insured	1,103,959	1,208,723	4,492,395	5,025,284
Self-insured	540,892	580,846	2,221,327	2,408,967
Total Commercial	1,644,851	1,789,569	6,713,722	7,434,251
Medicare:
Medicare Advantage	373,694	316,823	1,447,420	1,274,441
Stand-alone PDP	-	40,223	-	163,707
Total Medicare	373,694	357,046	1,447,420	1,438,148
Medicaid:
Fully-insured	1,272,741	-	3,855,945	-
Self-insured	-	4,286,975	4,229,082	16,912,990
Total Medicaid	1,272,741	4,286,975	8,085,027	16,912,990
Total member months	3,291,286	6,433,590	16,246,169	25,785,389
Claim liabilities (in millions)			$348.3	$249.3
Days claim payable			58	56

Premium PMPM:
Managed Care	$251.38	$295.96	$260.27	$293.36
Commercial	190.13	177.29	188.01	175.59
Medicare Advantage	748.21	774.56	758.38	782.15
Stand-alone PDP	-	91.99	-	103.23
Medicaid	158.63	-	157.47	-

Medical loss ratio:	84.3%	87.5%	86.2%	85.9%
Commercial	83.4%	84.2%	84.2%	85.3%
Medicare Advantage	79.6%	90.2%	84.6%	86.3%
Stand-alone PDP	-	82.4%	-	94.2%
Medicaid	91.4%	-	91.5%	-

Adjusted medical loss ratio:[1]	85.6%	89.4%	86.6%	87.1%
Commercial	84.8%	86.6%	85.3%	86.5%
Medicare Advantage	81.5%	91.5%	84.9%	87.5%
Stand-alone PDP	-	85.5%	-	94.6%
Medicaid	91.7%	-	91.0%	-

Operating expense ratio:
Consolidated	18.4%	23.0%	18.3%	22.1%
Managed Care	14.9%	19.0%	15.1%	18.5%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as Medicare premium adjustments and prior-period reserve developments, and presents them in the corresponding period.

Triple-S Management Corporation

Managed Care Membership by Segment	As of December 31,
	2015	2014
Members:
Commercial:
Fully-insured	367,278	400,424
Self-insured	180,356	192,697
Total Commercial	547,634	593,121
Medicare:
Medicare Advantage	123,888	104,332
Stand-alone PDP	-	13,341
Total Medicare	123,888	117,673
Medicaid:
Fully-insured	422,922	-
Self-insured	-	1,428,690
Total Medicaid	422,922	1,428,690
Total members	1,094,444	2,139,484

Triple-S Management Corporation

Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Pro Forma Net Income
(Unaudited)	Three months ended December 31,		Year ended December 31,
(dollar amounts in millions)	2015	2014	2015	2014
Net income	$14.2	$26.5	$52.1	$65.7
Less pro forma adjustments:
Net realized investment gains, net of tax	3.0	8.9	15.2	14.8
Non-recurring tax benefit	-	17.0	3.1	17.0
Impairment charge	-	(2.2)	-	(2.2)
Change in enacted tax rate-capital gains	-	-	-	(6.3)
Contingency accrual	-	-	(4.4)	-
Pro forma net income	$11.2	$2.8	$38.2	$42.4
Diluted pro forma net income per share	$0.45	$0.10	$1.48	$1.56

Pro-forma net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of pro-forma net income and pro-forma net income per share provides investors and management useful information about the earnings impact of realized investment gains and other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

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